Exhibit 10.1

EXECUTION VERSION

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 17, 2010 (the “Effective Date”), among Bain Capital Everest US Holding, Inc., a Delaware corporation (the “Company”), Bain Capital Everest Manager Holding SCA, an SCA organized under the laws of the Grand Duchy of Luxembourg (“Parent”) and Christopher D. Pappas (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company and to pay all of the Executive’s compensation other than certain equity awards described in this Agreement; and

WHEREAS, Parent desires the Executive to be its Chief Executive Officer, to grant the Executive certain equity awards described in this Agreement and to guarantee the cash compensation of the Executive payable by the Company hereunder; and

WHEREAS, the Company, Parent and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company and Parent. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive that are not inconsistent with the Executive’s position as Chief Executive Officer of Parent. The Executive shall serve as a member of the Board of Managers (or similar governing body) of Parent (the “Board”) and of the Board of Directors of the Company. The Executive’s principal place of employment with the Company shall be in Pittsburgh, Pennsylvania, provided that the Executive understands and agrees that the Executive will be required to travel frequently for business purposes. The Executive shall report directly to the Board.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company and Parent, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies; provided that the Executive shall be permitted to serve on the board of directors of Allegheny Energy, Inc. or FirstEnergy Corp., (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not violate Section 10 hereof, interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing upon the Effective Date. On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Executive a base salary for calendar year 2010 at an annual rate of not less than $800,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof) during the first ninety (90) days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year, by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible for an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Board, after consultation with the Executive, no later than ninety (90) days after the commencement of such calendar year. The Executive’s targeted Annual Bonus for a calendar year shall equal 100% of the Executive’s Base Salary for such calendar year (the “Target Bonus”) if target levels of performance for such year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for such year when it establishes the targets and performance criteria for such year); provided that the Executive’s maximum Annual Bonus for any calendar year during the Employment Term shall equal 200% of the Executive’s Base Salary for such calendar year (the “Maximum Bonus”). The Executive’s Target Bonus and Maximum Bonus shall be subject to annual review by the Board (or a committee thereof) during the first ninety (90) days of each calendar year, and the Target Bonus and Maximum Bonus for such calendar year may be increased above, but not decreased below, the levels for the preceding calendar year, by the Board. The Executive’s Annual Bonus for a calendar year shall be determined by the Board after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Executive in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as otherwise provided in Section 8 hereof). Notwithstanding the foregoing, with respect to the 2010 calendar year, the Executive shall receive an Annual Bonus equal to the greater of (a) the Target Bonus, and (b) the Annual Bonus for calendar year 2010 based on actual results for such year, in each case, prorated for the portion of 2010 that the Executive was employed by the Company (determined by multiplying the Target Bonus or the Annual Bonus, as applicable, by a fraction, the numerator of which is the number of days during the calendar year that the Executive was employed by the Company and the denominator of which is 365), payable in accordance with this Section 4.

5. EQUITY AWARD. Upon the Effective Date, the Executive shall be granted by Parent an equity award on such terms and conditions as are set forth on Exhibit A attached hereto.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company, Parent or any of their direct or indirectly controlled subsidiaries (each an “Affiliate”) has adopted or may adopt, maintain or contribute to and which benefit any of the senior executives of the Company, Parent or any Affiliate, on a basis no less favorable than that applicable to any such senior executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation in any such employee benefit plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, if and to the extent allowed pursuant to the terms of such plan, provided that any such amendment may have no more adverse affect on the Executive than on any other participant in such plan. The Company may provide perquisites to the Executive at the discretion of the Board.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time based; provided that the Executive’s vacation accrual shall be calculated as if the Executive had thirty (30) years of employment with the Company.

(c) RETIREMENT BENEFITS. The Company shall provide the Executive with a retirement benefit in accordance with Exhibit B attached hereto (the “Retirement Benefit”). For purposes of determining the Executive’s retirement benefit, (i) on the Effective Date, the Executive shall be treated as having six (6) Years of Service Credit with the Company, (ii) if the Executive is employed by the Company on the first (1st) anniversary of the Effective Date, the Executive shall be granted an additional six (6) Years of Service Credit with the Company (for a total of twelve (12) Years of Service Credit with the Company), (iii) if the Executive is employed by the Company on the second (2nd) anniversary of the Effective Date, the Executive shall be granted an additional six (6) Years of Service Credit with the Company (for a total of eighteen (18) Years of Service Credit with the Company), (iv) if the Executive is employed by the Company on the third (3rd) anniversary of the Effective Date, the Executive shall be granted an additional six (6) Years of Service Credit with the Company (for a total of twenty-four (24) Years of Service Credit with the Company), and (v) if the Executive is employed by the Company on the fourth (4th) anniversary of the Effective Date, the Executive shall be granted an additional six (6) Years of Service Credit with the Company (for a total of thirty (30) Years of Service Credit with the Company). Upon a Change in Control while the Executive is employed by the Company, the Executive shall be granted Years of Service Credit with the Company sufficient to reach an aggregate of thirty (30) Years of Service Credit with the Company. For the sake of clarity, in no event shall the Executive receive more than an aggregate of thirty (30) Years of Service Credit with the Company. Notwithstanding any other provision herein to the contrary, in the event that the Executive’s employment is terminated (A) by the Company for Cause, or (B) by the Executive without Good Reason, in either case, prior to the expiration of the Initial Term, the Executive shall be deemed to have zero (0) Years of Service Credit with the Company for purposes of this Section 6(c) and Exhibit B attached hereto.

(d) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

(e) LEGAL FEES. Upon presentation of an invoice therefor, the Company shall pay or reimburse the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement and the other documents ancillary thereto.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which inability shall continue for one hundred and twenty (120) consecutive days or for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the Executive’s (i) continued failure to follow the lawful directives of the Board after written notice from the Board and a period of no less than thirty (30) days to cure such failure; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties; (iii) conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) material violation of a material Company policy that is not cured within fifteen (15) days of written notice from the Board; (v) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property; (vi)

continued failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; or (vii) breach of any of the restrictive covenants set forth in Section 10 hereof or in any other written agreement between the Executive and the Company and/or its affiliates that causes material and demonstrable harm to the Company and that is not cured within fifteen (15) days of written notice from the Board (a “Material Covenant Violation”).

For purposes of this Section 7(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or the board of directors of the Company or (B) the advice of counsel for the Company or Parent shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in one or more of clauses (i) through (vii) of the preceding paragraph, and specifying the particulars thereof in detail.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company or Parent (as applicable) within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below: (i) the material diminution in the Executive’s position, duties or authorities or assignment of duties materially inconsistent with the Executive’s position with Parent, including but not limited to the Executive ceasing to be the sole Chief Executive Officer of Parent, and a member of the Board; (ii) the Executive’s relocation of the Executive’s primary work location by more than thirty-five (35) miles from its then current location; (iii) a reduction in Base Salary or Target Bonus; (iv) the Company giving notice of non-extension of this Agreement; or (v) a material breach of this Agreement by the Company or Parent (excluding any material breach relating to any diminution in the Executive’s position, duties or authorities or assignment of duties inconsistent with the Executive’s position with the Company). The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive first gains actual knowledge of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon ninety (90) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof (in the case of a non-extension by the Company, without the Executive having terminated for Good Reason in respect of such non-extension).

8. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(v) hereof to be paid, unless otherwise provided below, within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iii) an amount equal to the pro-rata portion of the Executive’s Target Bonus for the calendar year of termination (determined by multiplying the Target Bonus for the year of termination by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365); provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 24 hereof), such payment shall be made on the sixtieth (60th) day following such termination;

(iv) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(v) payment in respect of any accrued but unused vacation time in accordance with Company policy;

(vi) subject to Section 6(c), the Retirement Benefit; and

(vii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(vii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EXECUTIVE NON-EXTENSION OF THIS AGREEMENT. If the Executive’s employment is terminated (x) by the Company for Cause, (y) by the Executive without Good Reason, or (z) as a result of the Executive’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Executive the Accrued Benefits (other than the benefits described in Sections 8(a)(ii) and 8(a)(iii) hereof).

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(d) hereof, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 24 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s not engaging in a Material Covenant Violation or a material breach of Section 11 hereof that is not cured within fifteen (15) days of written notice from the Board (a “Material Cooperation Violation”), the Executive shall be entitled to one (but not both) of the following payments, as applicable:

(A) if the Executive’s employment is terminated pursuant to this Section 8(d) prior to the third (3rd) anniversary of the Effective Date, an amount equal to three (3) multiplied by the sum of the Executive’s Base Salary and Target Bonus for the year of termination (the “Clause A Severance Amount”), paid in equal monthly installments for a period of twenty-four (24) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; or

(B) if the Executive’s employment is terminated pursuant to this Section 8(d) on or after the third (3rd) anniversary of the Effective Date, an amount equal to two (2) multiplied by the sum the Executive’s Base Salary and Target Bonus for the year of termination (the “Clause B Severance Amount”), paid in equal monthly installments for a period of twenty-four (24) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”),

(B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Executive (and the Executive’s eligible dependents) for a period of thirty-six (36) months (if the Clause A Severance Amount is payable) or twenty-four (24) months (if the Clause B Severance Amount is payable) following the Executive’s date of termination, at the Company’s expense, provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Executive; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) CHANGE IN CONTROL.

(i) This Section 8(e) shall apply if the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(d) hereof, or (y) by the Executive for Good Reason, in either case, during the two (2)-year period commencing upon a Change in Control. Subject to the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 8(d) hereof, except that in lieu of receiving the Clause A Severance Amount or the Clause B Severance Amount, as applicable, in installments as contemplated under Sections 8(d)(ii)(A) and 8(d)(ii)(B) hereof, the Executive shall receive a lump sum payment equal to the Clause A Severance Amount or the Clause B Severance Amount, as applicable, on the date of such termination; provided that to the extent that the payment of the applicable amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall be made on the sixtieth (60th) day following such termination.

(ii) For purposes of this Agreement, the term “Change in Control” shall mean the consummation of the first transaction following the Effective Date, whether in a single transaction or in a series of related transactions, in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Group”), other than Bain Capital Partners, any private equity fund managed by it, or any Group which includes Bain Capital Partners or any private equity fund managed by it, (A) acquires (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of Parent (or any surviving or resulting entity) representing more than fifty percent (50%) of the outstanding voting securities or economic value of Parent (or any surviving or resulting entity), or (B) acquires assets constituting all or substantially all (more than eighty percent (80%)) of the assets of Parent and its subsidiaries (as determined on a consolidated basis).

(f) CODE SECTION 280G. To the extent that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by the Company or any affiliated company, whether pursuant to this Agreement or otherwise, exceeds the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) such that an excise tax would be imposed under Section 4999 of the Code, the provisions of Exhibit C attached hereto shall be applicable.

(g) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of the Company, Parent and any Affiliate.

9. RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than the amount described in Section 8(a)(iii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form of Exhibit D attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer (except as provided in Section 8(d)(iii) hereof). The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company and its Affiliates, the Executive will learn confidential information regarding Parent and its Affiliates (the “Parent Group”). The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Parent Group, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Parent Group, or received from third parties subject to a duty on the Parent Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Parent Group. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 10 who, in each case, shall be instructed by the Executive to keep such information confidential.

(b) NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Parent Group that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Parent Group. Accordingly, during the Executive’s employment hereunder and for a period of two (2) years thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with any material business of the Parent or any Affiliate or in any other material business in which the Parent or any Affiliate has taken material steps and has material plans, on or prior to the date or termination, to be engaged in on or after such date, in any locale of any country in which the Company or such Affiliate conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with Parent or any of its Affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for a period of two (2) years thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of Parent or an Affiliate to purchase goods or services then sold by Parent or any Affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of Parent or any Affiliate to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Parent or any Affiliate, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between Parent or any Affiliate and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by general advertising or solicitation not specifically targeted at Parent or Affiliate-related individuals or entities.

(d) INVENTIONS. (i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Parent Group, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Parent Group, either while performing the Executive’s duties with the Parent Group or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the member of the Parent Group designated by Parent, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive will assign to the member of the Parent Group designated by Parent the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the member of the Parent Group designated by Parent, applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the member of the Parent Group designated by Parent of the Applications, and give the member of the Parent Group designated by Parent and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Parent Group’s benefit, all without additional compensation to the Executive from the Parent Group.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Parent Group and the Executive agrees that the member of the Parent Group designated by Parent will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the member of the Parent Group designated by Parent, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Inventions that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Parent Group.

(e) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(f) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives Parent and the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, other than in response to an attempt by the Company or an Affiliate to enforce such covenants against the Executive. It is also agreed that the Affiliates will have the right to enforce all of the Executive’s obligations to such Affiliates under this Agreement, including without limitation pursuant to this Section 10.

(g) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h) TOLLING. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by the Company and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, the Affiliates and their respective representatives in defense of all claims that may be made against the Company or the Affiliates, and will assist the Company and the Affiliates in the prosecution of all claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, telephonic, counsel and other expenses incurred by the Executive in complying with this Section 11.

12. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of Section 10 hereof or Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Parent and/or the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a Material Covenant Violation or a Material Cooperation Violation by the Executive, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. Parent shall assign this Agreement to any successor to all or substantially all of the business and/or assets of Parent, provided that Parent shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Parent” shall mean Parent and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of Parent under this Agreement by operation of law or otherwise. In the event of a sale of the Company (or all or substantially all of its business) to an independent third party in connection with a transaction that does not constitute a Change in Control, the Company and the Executive shall assign the Company’s rights and obligations hereunder to Parent or to a mutually agreed upon direct or indirect subsidiary of Parent, and the Company shall be released from its obligations hereunder.

14. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

615 East Drive

Sewickley, Pennsylvania 15143

If to the Company:

STY Acquisition Corp.

c/o Bain Capital Partners, LLC

590 Madison Avenue, 42nd Floor

New York, NY 10022

Facsimile: (212) 421-2225

Attention: Stephen M. Zide

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent allowable under applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees, and the advancement of such fees subject to any legally required repayment undertaking), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

19. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

20. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

21. DISPUTE RESOLUTION. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 14 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. Each party shall be responsible for its own legal fess incurred in connection with any dispute hereunder.

22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral and, on the Effective Date, supersedes and terminates the Employment Agreement dated as of March 25, 2010 among STY Acquisition Corp., Parent and Executive. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

23. REPRESENTATIONS; ACTIONS BY PRIOR EMPLOYERS. The Executive represents and warrants to the Company that (a) the Executive has used the Executive’s best efforts to provide the Company with (i) each agreement with a predecessor employer which may have any bearing on the Executive’s legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, or (ii) a summary of the applicable provisions of each such agreement which the Executive may not provide to the Company due to an existing confidentiality obligation, and (b) other than the agreements referenced in the preceding clause (a), the Executive is not a party to any agreement or understanding, whether written or oral, and is not subject to any restriction (including, without limitation, any non-competition restriction from a prior employer), which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive understands that the foregoing representations are a material inducement to Parent and the Company entering into this Agreement, and to the extent that either of such representations is untrue in any material respect at any time or for any reason, this Agreement shall be voidable by Parent and the Company such that the parties hereunder shall be relieved of all of their respective duties and obligations hereunder; provided that any termination of the Executive’s employment resulting from the Company exercising its rights pursuant to this sentence shall be treated as a termination of employment by the Executive without Good Reason. If any prior employer of the Executive, or any affiliate of any such prior employer, challenges the Executive’s right to enter into this Agreement and to perform all of the Executive’s obligations hereunder (whether by action against the Executive, the Company, Parent and/or an Affiliate), the Company, Parent (on behalf of itself and all Affiliates) and the Executive each agree to use their reasonable best efforts to defend against such challenge, and the Company further agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), all legal fees and expenses that the Executive may reasonably incur as a result of his personal defense of such challenge.

24. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. Any such modification shall require the written consent of the Executive. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A; provided that the Company makes any modification reasonably requested by the Executive in accordance with the second sentence of this Section 24(b)(i).

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

25. FURTHER ASSURANCES; PARENT GUARANTEE. The Company and the Executive shall cooperate with each other prior to the Closing and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement (including, without limitation, the Company taking such actions as are necessary to form Parent under applicable law and cause Parent to execute this Agreement prior to the Closing). Parent hereby guarantees the performance of the obligations of the Company to pay all cash amounts due to the Executive pursuant to this Agreement. In the event that the Company is unable or unwilling to pay any such amounts when due, upon notice of such non-payment received by Parent from the Executive, Parent shall immediately pay such amounts, or take any and all actions necessary to cause one or more Affiliates to pay such amounts, on behalf of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BAIN CAPITAL EVEREST US HOLDING, INC.

By:	/s/ Stephen. M. Zide

Name:	Stephen. M. Zide

Title:	President

BAIN CAPITAL EVEREST MANAGER HOLDING SCA

By:	/s/ Francois Dekker

Name:	Francois Dekker

Title:

Dated:	17 June	, 2010

EXECUTIVE

/s/ Christopher D. Pappas
Christopher D. Pappas

Employment Agreement Signature Page

EXHIBIT A

EQUITY AWARD TERM SHEET

The following summarizes the key terms of certain incentive equity interests to be granted to Christopher D. Pappas (the “Executive”) in connection with the Executive’s proposed employment with Bain Capital Everest US Holding, Inc. (the “Company”) following the consummation of the transactions contemplated by the Sale and Purchase Agreement by and among The Dow Chemical Company, Styron LLC, Styron Holding B.V. and STY Acquisition Corp., dated as of March 2, 2010 (the “Transaction”). This term sheet forms a part of the Employment Agreement among the Executive, the Company and Bain Capital Everest Manager Holding SCA (“Luxco”), dated as of June 17, 2010 (the “Employment Agreement”). The terms and conditions of the definitive documents relating to the Executive’s equity interests in Luxco which are executed at or about the Effective Date (the “Definitive Documents”) shall supersede and replace this Exhibit A; provided that the following agreement shall survive execution of the Definitive Documents: Executive’s co-investment in Luxco shall be at the same price paid by Dow Europe Holding BV (an indirect subsidiary of The Dow Chemical Company) in respect of its investment (the “Dow Investment”) made on or about the Closing (as defined below), and pursuant to terms and conditions that are no less favorable in all material respects than those applicable to the Dow Investment immediately after it is made.

Co-Investment

•      Upon the consummation of the Transaction (the “Closing”), the Executive will co-invest in Luxco for the same securities to be held by “Bain” (as defined below), at the same price, and pursuant to the same terms and conditions, as is applicable to the Bain coinvestors, in the amount of $1,000,000 through the Executive’s issuance of a full recourse note to Luxco, bearing interest at the short-term applicable Federal rate as of the date of issuance, prepayable without penalty, and due December 31, 2010.

Incentive Equity Grant

Form

•      Upon the Closing, the Executive will be granted one or more securities, or interests in one or more securities (the “Award”), that will be intended to qualify as “profits interests” for U.S. tax purposes within the meaning of Revenue Procedures 93-27 and 2001-43, representing the right to participate in 2.5% of the post-Closing profits and capital appreciation of Luxco upon receipt by Bain Capital Partners, LLC and any private equity fund or collective or individual account managed by Bain Capital Partners, LLC or any of its affiliates (collectively, “Bain”) of a return of its invested capital, excluding any interest or yield (whether or not preferred) on such invested capital. Such security or interest may consist of ordinary shares, preferred equity certificates or convertible preferred equity certificates.

Vesting

•      Time Component: 75% of the Award will have a time-vesting component, pursuant to which 25% thereof will be time-vested on a cliff basis on the first anniversary of the Closing with the balance time vesting ratably on a quarterly basis over the following three years.

•      Performance Component: 25% of the Award will have a performance-vesting component, which will be satisfied if and when Bain obtains a 2.0 times return on its original equity capital investment (e.g., if Bain invests $700 million of equity capital in the Transaction, this component will be satisfied if and when Bain receives back an aggregate (either actual receipt or, pursuant to the following sentence, deemed receipt) of $1.4 billion). For this purpose, return on capital investment will be measured on a “Change in Control” and the “IPO” (each, as defined below) and will take into account distributions and/or sales proceeds received at or prior to the applicable determination date and the residual value of Bain’s equity stake based on the value implied from the applicable transaction.

• Accelerated Vesting: The time-vesting component of the Award will be deemed fully satisfied upon a Change in Control that is not an IPO.

• Termination of Employment:

•      Cause: The vested and unvested portion of the time-based component and the performance-based component of the Award will be automatically cancelled and forfeited upon a termination by the Company for “Cause” (as defined below).

•      Without Good Reason. The unvested portion of the time-based component and the performance-based component of the Award will be automatically cancelled and forfeited upon a termination by the Executive without “Good Reason” (as defined below). The Executive shall retain the Executive’s rights to the portion of the time-based component of the Award that previously became vested in accordance with the vesting schedule above, subject to the securityholder rights described below.

•      Accelerated Vesting: If the Executive is terminated by the Company without Cause or the Executive terminates employment for Good Reason, or on account of death or “Disability” (as defined below), (i) the Executive will receive 12 months of additional service credit with respect to the time-vesting component of the Award, and (ii) any portion of the Award for which the time-vesting component has been satisfied (after taking into account the preceding clause (i)) and which also is subject to the performance-vesting component shall remain outstanding for the 12-month period following such termination and either (A) become fully vested when and if the performance-vesting component is attained during that period, or (B) be forfeited at the end of that period if the performance-vesting component is not attained during that period. The unvested portion of the Award (after application of the previous sentence) will be forfeited.

• Definitions:

• The terms “Cause,” “Change in Control,” “Disability,” and “Good Reason” will have the meanings set forth in the Employment Agreement.

•      Initial Public Offering (“IPO”): The term “Initial Public Offering” will mean the first sale of Luxco’s equity interests, or the equity interests of any other entity for which Luxco’s equity interests are converted, substituted, sold or exchanged, to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or other applicable law.

83(b) Election	• The Executive will make an 83(b) election within 30 days of grant of the Award consistent with Revenue Procedures 93-27 and 2001-43 and any other official guidance promulgated thereafter.

Restrictive Covenants

•      Employment Agreement. The restrictive covenant provisions contained in the Employment Agreement will apply to the Award.

•      Forfeiture on Material Breach: In the event of a “Material Covenant Violation” or a “Material Cooperation Violation” (each, as defined in the Employment Agreement), the outstanding unvested portion of the Award will be forfeited and securities that became vested during the 6-month period preceding such Material Covenant Violation or Material Cooperation Violation will also be forfeited.

Fair Market Value

•      Fair Market Value (“FMV”) will be initially determined by the Board of Managers of Luxco (the “Board”) in good faith, without discounts for lack of marketability or minority interest. If the Executive wishes to challenge the valuation, the Executive may retain a nationally recognized firm experienced in the valuation of private companies (the “Executive Valuator”) to determine FMV. If the Board and the Executive do not agree on FMV after the Executive Valuator’s FMV is presented to the Board, the Executive and the Board shall agree on an independent nationally recognized firm experienced in the valuation of private companies (the “Independent Valuator,” which may not be the Executive Valuator), which shall determine FMV as either the number originally presented to the Executive by the Board, or the number presented to the Board by the Executive Valuator. The FMV determined by the application of the process described above shall be the FMV for all purposes hereunder. If the final FMV, as determined pursuant to the process described above, is 110% or more of the FMV originally determined by the Board, then Luxco or the Company will pay the cost of the Executive Valuator and, if applicable, the Independent Valuator, and if such final FMV is less than 110% of the FMV originally determined by the Board, then the Executive will pay the cost of the Executive Valuator and, if applicable, the Independent Valuator. Notwithstanding the above, in choosing the Independent Valuator, if applicable, the Board and the Executive shall take into account the cost thereof, with a view of retaining a firm which charges not more than $200,000 for such valuation.

Securityholder Rights

Call Rights

•      Luxco will have a FMV call right upon any termination of employment (or upon vesting of any portion of the performance-based component of the Award that becomes vested following termination of employment as provided above) for the vested portion of the Award which must be exercised, if at all, within 180 days following such termination of employment (or following vesting, with respect to any portion of the performance-based component of the Award that becomes vested following termination of employment as provided above). The call price shall be payable in a single cash lump sum no later than the later of (i) the 180th day following termination of employment (or following vesting, with respect to any portion of the performance-based component of the Award that becomes vested following termination of employment as provided above), and (ii) the 10th day following the determination of FMV pursuant to the dispute resolution mechanism described above in “Fair Market Value.”

Tag-Along Rights

•      If Bain intends to sell to a third party more than 20% of its aggregate holdings in Luxco, other than in respect of a sale by Bain of a portion of its holdings to another entity which is otherwise included in the definition of “Bain” hereunder, or to employees or directors of Luxco or its directly or indirectly majority-owned subsidiaries, the Executive will be entitled to participate on a pro-rata basis with Bain in such transaction in respect of the vested portion of the Award under terms and conditions no less favorable than those which apply to Bain, so long as the Executive takes all customary necessary or desirable actions as reasonably requested by Bain in connection therewith (including executing and delivering definitive agreements with respect thereto).

Drag-Along Rights

•      The Executive will be subject to drag-along rights in favor of (and will take such customary actions reasonably requested by) Bain and/or Luxco if the Board or Bain approves a sale of Luxco (whether by merger, consolidation, sale of assets, sale of equity, public offering or otherwise) (an “Approved Sale”). In the event of an Approved Sale, the Executive will consent to and raise no objections against such Approved Sale, waive all dissenters’ rights, appraisal rights or similar rights, and, in the event of a sale of all of Luxco’s equity held by persons other than the Executive, will agree to sell all of the Executive’s interests (whether acquired in connection with the Closing or thereafter) on terms and conditions no less favorable than those which apply to any other seller and take all customary necessary or desirable actions (including executing all agreements and documents) in connection with the consummation of the Approved Sale as reasonably requested by the Luxco or Bain.

Registration Rights

•      The Award will be subject to market piggyback registration rights provisions for interests held by the Executive, provided that no registration rights will apply to securities acquired pursuant to an incentive award in connection with any underwritten offering that includes a secondary sale of shares.

•      In connection with an IPO, all securities held by the Executive will be converted into an equivalent value of the securities to be offered to the public in the IPO and such securities will be registered on Form S-8, if available.

Transfer Restrictions

•      No portion of the Award (or the underlying securities) is transferable without the prior written approval of Luxco, which may be granted or withheld in its sole discretion (other than among the Executive’s family group, to Luxco, Bain or their designees in connection with a termination of employment, or in connection with the Drag-Along or Tag-Along Rights described above).

Impact of the IPO	• Upon and following an IPO, the Call Rights, Tag-Along Rights, Drag-Along Rights and Transfer Restrictions will cease to apply.

Joinder

•      The Executive will execute and deliver either a counterpart or a joinder to any applicable securityholders agreement and/or any other agreements governing the terms of the equity interests in Luxco; provided that no such agreement may provide the Executive with less favorable rights in any manner than those described in this term sheet, or impose significant restrictions in addition to those described in this term sheet on the Executive’s right to acquire, hold and dispose of the equity interests represented by the Award.

Cooperation; Further Assurances

•      Bain and the Executive shall cooperate with each other prior to the Closing and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this term sheet.

EXHIBIT B

RETIREMENT BENEFITS SCHEDULE

The Company shall provide the Executive with a retirement benefit on the following terms and conditions:

•	Vesting: Subject to the last sentence of Section 6(c) of the Agreement, the Executive shall be fully vested in the “Accrued Benefit” (as defined below).

•	Payment: Subject to the last sentence of Section 6(c) of the Agreement, the Accrued Benefit will be paid in a cash lump sum promptly after any termination of employment.

•	Accrued Benefit: The Executive’s Accrued Benefit will be equal to the following formula:

(Basic Percentage x Final Average Pay) + (Supplemental Percentage x Adjusted Final Average Pay)

•	Definitions:

•

Basic Percentage: The Executive’s Basic Percentage will be the applicable Basic Percentage determined pursuant to the table below based on the aggregate Years of Service Credit credited to the Executive at his date of termination:

Aggregate Years of Service Credit	Total Basic Percentage
6	138%
12	276%
18	414%
24	425%
30	425%

In no event may the Executive’s Basic Percentage exceed 425%.

•

Supplemental Percentage: The Executive’s Supplemental Percentage will be the applicable Supplemental Percentage determined pursuant to the table below based on the aggregate Years of Service Credit credited to the Executive at his date of termination:

Aggregate Years of Service Credit	Total Supplemental Percentage
6	24%
12	48%
18	72%

B-1

24	96%
30	120%

In no event may the Executive’s Supplemental Percentage exceed 120%.

•

Final Average Pay: The Executive’s Final Average Pay shall equal the average of the sum of the Executive’s Base Salary and Target Bonus for the three full calendar years preceding his termination of employment for any reason (or such smaller number of full calendar years that the Executive has worked as of his date of termination or, if such termination occurs before the Executive has been employed with the Company for at least one full calendar year, the Base Salary and Target Bonus in effect at the time of termination).

•

Adjusted Final Average Pay: The Executive’s Adjusted Final Average pay shall equal the Executive’s Final Average Pay reduced by the 36-month rolling average Social Security Taxable Wage Base as of the Executive’s date of termination for any reason calculated in a manner consistent with the “DEPP” component of the Dow Employees’ Pension Plan as in effect on the date hereof.

•	Years of Service Credit: The number of Years of Service Credit credited to the Executive pursuant to Section 6(c) of the Agreement.

•	Examples:

•

Assume the Executive is employed by the Company on the fourth anniversary of the Effective Date, his Final Average Pay is equal to $1.7 million and his Adjusted Final Average Pay is $1.6 million. If the Executive terminated on that date, his Accrued Benefit would equal $9,145,000 (i.e., 425% of $1.7 million plus 120% of $1.6 million).

•

Assume the Executive is employed by the Company on the first anniversary of the Effective Date, his Final Average Pay is equal to $1.6 million and his Adjusted Final Average Pay is $1.5 million. If the Executive terminated on that date, his Accrued Benefit would equal $5,136,000 (i.e., 276% of $1.6 million plus 48% of $1.5 million).

B-2

EXHIBIT C

SECTION 280G PROVISIONS

This Exhibit C sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 8 of the Agreement. This Exhibit C shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit C shall have the meanings set forth in the Agreement.

1.	Change in Control Prior to Publicly Traded Equity of Company. So long as the Company is described in Section 280G(b)(5)(A)(ii)(l) of the Code, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the Company shall, with respect to such Company Payments, use its reasonable best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, such that no portion of the Company Payments will be subject to such Excise Tax. In the event that a vote satisfying the requirements of Section 280G(b)(5) of the Code is not obtained for any reason, then the Executive will be entitled to receive a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code). Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (i) any cash severance payable by reference to the Executive’s base salary or annual bonus; (ii) any other cash amount payable to the Executive; (iii) any benefit valued as a “parachute payment;” and (iv) acceleration of vesting of any equity award.

2.	Change in Control Upon or Following Publicly Traded Equity of Company. In the event that Company Payments become payable to the Executive during any period in which the Company is not described in Section 280G(b)(5)(A)(ii)(I) of the Code, the following shall apply:

(a)	In the event that such Company Payments will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause 2(a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(b)	For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) are not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Company shall appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants, who shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c)	For purposes of determining the amount of the Gross-Up Payment, the Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects the Executive to the Excise Tax occurs shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall promptly repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess imposed by the applicable taxing authority) promptly after the amount of such excess is finally determined.

(d)

The Gross-Up Payment or portion thereof provided for in clause 2(c) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause 2(c) above, as soon as the amount thereof can reasonably be determined. Subject to clauses 2(c) and 2(h) of this Exhibit C, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)	The Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment; provided, however, that failure by the Executive to give such notice promptly shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit C except to the extent of actual damages suffered by the Company as a result of such failure. If the Company notifies the Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of the Executive its ability to pay any resulting Gross-Up Payment), the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to the Executive;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice Executive’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest (including but not limited to those of the Executive’s personal counsel) and shall indemnify and hold the Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(f)	The Company shall be responsible for all charges of the Accountants.

(g)	The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit C.

(h)	Nothing in this Exhibit C is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(i)	Notwithstanding the foregoing, any payment or reimbursement made pursuant to this clause 2 shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or as otherwise provided under Treasury Regulation §1.409A-3(i)(l)(v).

3.	The provisions of this Exhibit C shall survive the termination of the Executive’s employment with the Company for any reason and any amount payable under this Exhibit C shall be subject to the provisions of Sections 8(e) and 24 of the Agreement.

EXHIBIT D

GENERAL RELEASE

I, Christopher D. Pappas, in consideration of and subject to the performance by Bain Capital Everest US Holding, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, dated as of June 17, 2010 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective “Affiliates” (as defined in the Agreement) and all present, former and future directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the

Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to the Accrued Benefits or claims for indemnity or contribution.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 8, 9, 10, 11, 12, 14, 16, 18, 19, 20, 21, and 24, and Exhibits A, B and C, of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Christopher D. Pappas

D-4